Exhibit 10.3

PHG/JAG/dj

11/24/08

LEASE

THIS LEASE (the “Lease”) is executed this 15 day of December, 2008, by and between DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership (“Landlord”), and NORTH AMERICA PACKAGING CORPORATION, a Delaware corporation (“Tenant”).

Landlord and Tenant are currently parties to that certain Lease Agreement dated June 14, 1989 pursuant to which Landlord leases the Leased Premises (as defined herein) to Tenant (as amended, the “1989 Lease”). Landlord and Tenant hereby acknowledge and agree that the 1989 Lease shall remain in full force and effect and shall govern all of Landlord and Tenant’s rights and obligations with respect to Leased Premises until the 1989 Lease expires at midnight on May 31, 2009. Upon such expiration, the terms and conditions of this Lease shall become fully operative and shall govern all rights and responsibilities of Landlord and Tenant relating to the Leased Premises as set forth below.

ARTICLE 1 - LEASE OF PREMISES

Section 1.01. Basic Lease Provisions and Definitions.

(a)    Leased Premises (shown outlined on Exhibit A attached hereto): 6061 Guion Road, Indianapolis, Indiana 46254 commonly known as Building No. 641 (the “Building”), located on the real estate described on Exhibit A-l (the “Land”).

(b)	Rentable Area: approximately 87,064 square feet.

(c)	Tenant’s Proportionate Share: 100%.

(d)	Minimum Annual Rent:

June1, 2009 – May 31, 2010	$337,808.28 per year
June 1, 2010 – May 31, 2011	$342,503.16 per year
June 1, 2011 – May 31, 2012	$347,268.36 per year
June 1, 2012 – May 31, 2013	$352,105.08 per year
June 1, 2013 – May 31, 2014	$357,014.28 per year
June 1, 2014 – May 31, 2015	$361,997.28 per year
June 1, 2015 – May 31, 2016	$367,054.92 per year
June 1, 2016 – May 31, 2017	$372,188.40 per year
June 1, 2017 – May 31, 2018	$377,398.92per year
June 1, 2018 – May 31, 2019	$382,687.56 per year
June 1, 2019 – May 31, 2020	$388,055.64 per year
June 1, 2020 – May 31, 2021	$393,504.12 per year

(e)	Monthly Rental Installments:

June 1, 2009 – May 31, 2010	$ 28,150.69 per month
June 1, 2010 – May 31, 2011	$28,541.93 per month
June 1, 2011 – May 31, 2012	$28,939.03 per month
June 1, 2012 – May 31, 2013	$ 29,342.09 per month
June 1, 2013 – May 31, 2014	$29,751.19 per month
June 1, 2014 – May 31, 2015	$30,166.44 per month
June 1, 2015 – May 31, 2016	$ 30,587.91 per month
June 1, 2016 – May 31, 2017	$31,015.70 per month
June 1, 2017 – May 31, 2018	$ 31,449.91 per month
June 1, 2018 – May 31, 2019	$31.890.63 per month
June 1, 2019 – May 31, 2020	$ 32,337.97 per month
June 1, 2020 – May 31, 2021	$ 32,792.01 per month

(f) Landlord’s Share of Operating Expenses per Rentable Square Foot: $0.00.

(g) Commencement Date: June 1, 2009.

(h) Lease Term: Twelve (12) years.

(i) Security Deposit: None.

(j)Broker(s): Duke Realty Services, LLC representing Landlord and UGL Equis Corporation representing Tenant.

(k)Permitted Use: The manufacture of molded plastic products, including necessary light steel stamping accessories, warehousing, storage and office, and for no other purpose without the prior written consent of the Landlord.

(1)	Address for notices and payments are as follows:

Landlord:	Duke Realty Limited Partnership 600 E. 96th Street, Suite 100 Indianapolis, IN 46240

With Payments to:	Duke Realty Limited Partnership 75 Remittance Drive, Suite 3205 Chicago, IL 60675-3205

Tenant:	North America Packaging Corporation Attn: Danny Byrne 4101 Lake Boone Trail, Suite 201 Raleigh, NC 27607

With a copy to:	North America Packaging Corporation Attn: Gary Turner 6061 Guion Road Indianapolis, IN 46254

and a copy to:	North America Packaging Corporation c/o BWAY Corporation Attn: Kevin Kern 8607 Roberts Drive Suite 250 Atlanta, Georgia 30350

(m)	Guarantor: None.

EXHIBITS

Exhibit A – Leased Premises

Exhibit A-1 – Land

Exhibit B – Tenant Improvements

Exhibit C – Letter of Understanding

Exhibit D – [Intentionally Omitted]

Exhibit E – Rules and Regulations

Exhibit F – [Intentionally Omitted]

Section 1.02. Lease of Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Leased Premises, under the terms and conditions herein, together with the exclusive right to park in the parking areas located on the Land and the non-exclusive right, in common with others, to use the driveways and the railroad track spur located on the Land. Without limiting Tenant’s rights of exclusivity set forth above with respect to the parking areas, the driveways, parking areas and other areas of the Land and improvements thereto (other than the Building) shall be collectively referred to herein as the “Common Areas”.

ARTICLE 2 - TERM AND POSSESSION

Section 2.01. Term. The Commencement Date and Lease Term shall be as set forth in subsections 1.01g and l.01h, respectively, hereof.

Section 2.02. Construction of Tenant Improvements. Landlord shall construct and install all leasehold improvements to the Leased Premises (collectively, the “Tenant Improvements”) in accordance with Exhibit B attached hereto and made a part hereof.

Section 2.03. Surrender of the Premises. Upon the expiration or earlier termination of this Lease, Tenant shall, at its sole cost and expense, immediately (a) surrender the Leased Premises to Landlord in broom-clean condition and in good order, condition and repair, ordinary wear and tear, casualty and condemnation excepted, (b) remove from the Leased Premises (i) Tenant’s Property (as defined in Section 8.01 below) (but not including data and communications wiring and cabling located behind walls, above ceilings, or below floors), and (ii) any alterations required to be removed pursuant to Section 7.03 below, (c) at Landlord’s request, remove the Bridges and restore the Leased Premises as required under Section 16.16 hereof, and (d) repair any damage caused by any such removal and restore the Leased Premises to substantially the condition existing prior to such removal, ordinary wear and tear, casualty and condemnation excepted. All of Tenant’s Property that is not removed within ten (10) days following Landlord’s written demand therefore shall be conclusively deemed to have been abandoned and Landlord shall be entitled to dispose of such property at Tenant’s cost without incurring any liability to Tenant. This Section 2.03 shall survive the expiration or any earlier termination of this Lease.

Section 2.04. Holding Over. If Tenant retains possession of the Leased Premises after the expiration or earlier termination of this Lease with Landlord’s written consent, Tenant shall become a month-to-month tenant at one hundred twenty-five percent (125%) of the Monthly Rental Installments and Annual Rental Adjustment (as hereinafter defined) for the Leased Premises in effect upon the date of such expiration or earlier termination for the first six (6) months of such holdover, and thereafter at one hundred fifty percent (150%) of such Monthly Rental Installments and Annual Rental Adjustment, and otherwise upon the terms, covenants and conditions herein specified, so far as applicable. Acceptance by Landlord of rent after such expiration or earlier termination shall not result in a renewal of this Lease. Notwithstanding the foregoing, either party shall have the right to terminate such month-to-month tenancy upon thirty (30) days’ prior written notice to the other, whether or not said notice is given on the rent paying date. This Section 2.04 shall in no way constitute a consent by Landlord to any holding over by Tenant upon the expiration or earlier termination of this Lease, nor limit Landlord’s remedies in such event.

ARTICLE 3 - RENT

Section 3.01. Base Rent. Tenant shall pay to Landlord the Minimum Annual Rent in the Monthly Rental Installments in advance, without demand, deduction or offset, except as expressly permitted in this Lease, on the Commencement Date and on or before the first day of each and every calendar month thereafter during the Lease Term. The Monthly Rental Installments for partial calendar months shall be prorated.

Section 3.02. Annual Rental Adjustment.

(a) “Annual Rental Adjustment” shall mean the amount of Tenant’s Proportionate Share of Operating Expenses for a particular calendar year during the Lease Term.

(b) “Operating Expenses” shall mean the amount of all of Landlord’s costs and expenses paid or incurred in operating, repairing, replacing (except as otherwise specifically set forth herein) and maintaining the Building and the Common Areas in good condition and repair for a particular calendar year, including by way of illustration and not limitation, the following: all Real Estate Taxes (as hereinafter defined), except those paid as provided in Section 3.05 hereof; insurance premiums and deductibles; water, sewer, electrical and other utility charges other than the separately billed electrical and other charges paid by Tenant as provided in this Lease; painting; stormwater discharge fees; tools and supplies; repair costs; landscape maintenance costs; access patrols; license, permit and inspection fees; management fees (not to exceed four percent (4%) of the gross rents for the Building (which gross rents shall not include real estate taxes paid by Tenant directly to the taxing authority)), administrative fees; supplies, costs, wages and related employee benefits payable for the management, maintenance and operation of the Building (but not above the level of property manager, but to include Landlord’s property accountants); maintenance, repair and replacement of the driveways, parking areas, curbs and sidewalk areas (including snow and ice removal), landscaped areas, drainage strips, sewer lines and lighting; and maintenance and repair costs, dues, fees and assessments incurred under any covenants or charged by any owners association. The cost of any Operating Expenses that are capital in nature shall be amortized over the useful life of the improvement (as reasonably determined by Landlord in accordance with generally accepted accounting principles), and only the amortized portion shall be included in Operating Expenses. Notwithstanding anything herein to the contrary, except as otherwise provided in Section 7.01 hereof, Landlord shall be solely responsible for the cost of maintaining, repairing and replacing the Building’s roof, exterior walls, foundation, structural frame and gutters and such costs shall not be included as Operating Expenses.

Notwithstanding anything contained herein to the contrary, Operating Expenses shall exclude the following:

1.	Depreciation on the Building and other improvements and equipment.

2.	Interest payments, financing costs or ground lease payments associated with Building and/or the Land.

3.	Costs of Repairs and replacements for which and to the extent that Landlord has been reimbursed by insurance and/or paid pursuant to warranties.

4.	Costs representing amounts paid to an affiliate of Landlord for services or materials which are in excess of the amounts which would have been paid in the absence of such relationship.

5.	Marketing and leasing costs (including, but not limited to, legal fees and brokers’ commissions).

6.	Capital expenditures (except as permitted in Section 3.02(b) above).

7.	Taxes, except for taxes included within the definition of “Real Estate Taxes” in Section 3.02(d) below which are not paid directly by to the taxing authority by Tenant pursuant to Section 3.05 below.

8.	Costs of correcting defects in the original Building Construction or the original manufacture of the Building equipment.

9.	Costs for repairs made by Landlord because of the condemnation of all or a portion of the Leased Premises, to the extent of condemnation proceeds for such repairs actually received by Landlord.

10.	All costs and expenses of Landlord incurred for curing its defaults under this Lease or other contracts.

11.	All costs and expenses expressly provided for in this Lease to be borne at Landlord’s cost and expense without pass-through to Tenant as Operating Expenses.

(c) “Tenant’s Proportionate Share of Operating Expenses” shall mean an amount equal to the product of Tenant’s Proportionate Share times the Operating Expenses.

(d) “Real Estate Taxes” shall mean any form of real estate tax or assessment or service payments in lieu thereof, and any license fee, commercial rental tax, improvement bond or other similar charge or tax (other than transfer, inheritance, personal income or estate taxes) imposed upon the Building or Common Areas, or against Landlord’s business of leasing the Building to the extent imposed against landlords and not against businesses generally, by any authority having the power to so charge or tax, together with costs and expenses of contesting the validity or amount of the Real Estate Taxes.

Section 3.03. Payment of Additional Rent.

(a) Any amount required to be paid by Tenant hereunder (in addition to Minimum Annual Rent) and any charges or expenses incurred by Landlord on behalf of Tenant under the terms of this Lease shall be considered “Additional Rent” payable in the same manner and upon the same terms and conditions as the Minimum Annual Rent reserved hereunder, except as set forth herein to the contrary. Any failure on the part of Tenant to pay such Additional Rent when and as the same shall become due shall entitle Landlord to the remedies available to it for non-payment of Minimum Annual Rent.

(b) In addition to the Minimum Annual Rent specified in this Lease, commencing as of the Commencement Date, Tenant shall pay to Landlord as Additional Rent for the Leased Premises, in each calendar year or partial calendar year during the Lease Term, an amount equal to the Annual Rental Adjustment for such calendar year. Landlord shall estimate the Annual Rental Adjustment annually, and written notice thereof shall be given to Tenant prior to the beginning of each calendar year. Such written notice to Tenant shall contain a good faith estimate in reasonable detail, consistently applied from year to year, of the Operating Expenses for the upcoming calendar year. Tenant shall pay to Landlord each month, at the same time the Monthly Rental Installment is due, an amount equal to one-twelfth (1/12) of the estimated Annual Rental Adjustment. If Operating Expenses increase during a calendar year, Landlord may increase the estimated Annual Rental Adjustment during such year, but in no event more than once per calendar year, by giving Tenant written notice to that effect (such notice to contain a reasonably detailed explanation for such increase), and thereafter Tenant shall pay to Landlord, in each of the remaining months of such year, an amount equal to the amount of such increase in the estimated Annual Rental Adjustment divided by the number of months remaining in such year. Within a reasonable time after the end of each calendar year, but in no event later than March 31 of each calendar year, Landlord shall prepare and deliver to Tenant a reasonably detailed statement showing the actual Annual Rental Adjustment (“Operating Expense Statement”). Such written statement to Tenant shall be consistently applied from year to year. Within thirty (30) days after receipt of the aforementioned statement, Tenant shall pay to Landlord, or Landlord shall credit against the next rent payment or payments due from Tenant, as the case may be, the difference between the actual Annual Rental Adjustment for the preceding calendar year and the estimated amount paid by Tenant during such year. If such overpayment of Operating Expenses by Tenant occurs in the final year of the Lease Term, Landlord shall refund to Tenant, within thirty (30) days after Landlord has completed the reconciliation of Operating Expenses for such year, such difference. This Section 3.03 shall survive the expiration or any earlier termination of this Lease.

Section 3.04. Inspection and Audit Rights.

(a) Tenant shall have the right to inspect, at reasonable times and in a reasonable manner, during the ninety (90) day period following the delivery of the Operating Expense Statement (the “Inspection Period”), such of Landlord’s books of account and records as pertain to and contain information concerning the Annual Rental Adjustment for the prior calendar year in order to verify the amounts thereof. Such inspection shall take place at Landlord’s office upon at least fifteen (15) days prior written notice from Tenant to Landlord. Only Tenant or a certified public accountant that is not being compensated for its services on a contingency fee basis shall conduct such inspection. Tenant shall also agree to follow

Landlord’s reasonable procedures for auditing such books and records. Landlord and Tenant shall act reasonably in assessing the other party’s calculation of the Annual Rental Adjustment. Tenant shall provide Landlord with a copy of its findings within thirty (30) days after completion of the audit. Tenant’s failure to exercise its rights hereunder within the Inspection Period shall be deemed a waiver of its right to inspect or contest the method, accuracy or amount of such Annual Rental Adjustment.

(b) If Landlord and Tenant agree that Landlord’s calculation of the Annual Rental Adjustment for the inspected calendar year was incorrect, the parties shall enter into a written agreement confirming such undisputed error and then Landlord shall make a correcting payment in full to Tenant within thirty (30) days after the determination of the amount of such error or credit such amount against future Additional Rent if Tenant overpaid such amount, and Tenant shall pay Landlord within thirty (30) days after the determination of such error if Tenant underpaid such amount. In the event of any errors on the part of Landlord that Landlord agrees were errors costing Tenant in excess of the greater of (i) seven percent (7%) of Tenant’s actual operating expense liability for any calendar year, or (ii) $5,000, Landlord will also reimburse Tenant for the costs of an audit reasonably incurred by Tenant in an amount not to exceed $2,500 within the above thirty (30) day period. If Tenant provides Landlord with written notice disputing the correctness of Landlord’s statement, and if such dispute shall have not been settled by agreement within thirty (30) days after Tenant provides Landlord with such written notice, Tenant may submit the dispute to a reputable firm of independent certified public accountants selected by Tenant and approved by Landlord, and the decision of such accountants shall be conclusive and binding upon the parties. If such accountant decides that there was an error, Landlord will make a correcting payment if Tenant overpaid such amount, and Tenant shall make a correcting payment to Landlord if Tenant underpaid such amount. The fees and expenses involved in such decision shall be borne by the party required to make the correcting payment, or if no correcting payment is required to be made by either party, such fees and expenses shall be paid by Tenant.

(c) All of the information obtained through Tenant’s inspection with respect to financial matters (including, without limitation, costs, expenses and income) and any other matters pertaining to Landlord, the Leased Premises and/or the Building as well as any compromise, settlement or adjustment reached between Landlord and Tenant relative to the results of the inspection shall be held in strict confidence by Tenant and its officers, agents, and employees; and Tenant shall cause its independent professionals to be similarly bound. The obligations within the preceding sentence shall survive the expiration or earlier termination of the Lease.

Section 3.05. Payment of Taxes. The parties acknowledge that ad valorem real estate taxes in Indiana are currently paid in arrears in two (2) installments. For example, the real estate taxes applicable to the calendar year 2009 are paid one-half (1/2) in May of 2010 and one-half (1/2) in November of 2010. Tenant shall be responsible for ad valorem real estate taxes with respect to the Building and Land as follows: Tenant shall be responsible to reimburse Landlord for one-sixth (1/6) of the first installment of real estate taxes payable in 2009 within thirty (30) days after Landlord invoices Tenant therefore, Thereafter, Tenant shall pay all ad valorem real estate taxes that become due and payable during the Lease Term (except during the final calendar year of the Lease Term) directly to the taxing authority prior to delinquency and shall furnish Landlord with evidence of such payment at least ten (10) days prior to the date such payment becomes delinquent. Respecting the final calendar year of the Lease Term, Landlord shall bill Tenant in advance (and Tenant shall pay Landlord within thirty (30) days after receipt of such bill) for the estimated amount of ad valorem real estate taxes for the period of January 1, 2021 through May 31, 2021 and any overpayment or underpayment shall be reimbursed by Tenant or Landlord, as applicable, once the actual amount of the real estate taxes payable in 2021 is known. Tenant shall pay prior to delinquency, all taxes assessed against and levied upon trade fixtures, furnishings, equipment and all other personal property of Tenant contained in the Leased Premises or elsewhere. Tenant shall cause such trade fixtures, furnishings, equipment and personal property to be assessed and billed separately from the Building and Land. Tenant shall have the right, at Tenant’s expense, to contest the existence, amount or validity of Real Estate Taxes as more particularly set forth in Section 3.07 hereof.

Section 3.06. Late Charges. Tenant acknowledges that Landlord shall incur certain additional unanticipated administrative and legal costs and expenses if Tenant fails to pay timely any payment required hereunder. Therefore, in addition to the other remedies available to Landlord hereunder, if any payment required to be paid by Tenant to Landlord hereunder shall become overdue, such unpaid amount shall bear interest from the due date thereof to the date of payment at the prime rate of interest, as reported in the Wall Street Journal (the “Prime Rate”) plus four percent (4%) per annum.

Section 3.07. Tax Contests. Tenant may at any time request in writing that Landlord contest the validity or amount of any Real Estate Taxes, and if (i) Landlord does not desire to conduct such appeal, and (ii) Tenant is not then in Default hereunder, Tenant shall have the right, upon prior written notice to Landlord, to contest in good faith and in accordance with applicable laws, the validity or amount of any Real Estate Taxes, provided that (a) such contest shall be at Tenant’s sole cost and expense, (b) any such proceeding shall not cloud or jeopardize Landlord’s title to the real estate, (c) Tenant shall keep Landlord advised of the initiation of and the progress of any such proceeding, and (d) Tenant shall indemnify, defend an hold Landlord harmless from and against any and all costs, liability and expenses incurred by Landlord in connection with Tenant’s contest of Real Estate Taxes.

ARTICLE 4 - SECURITY DEPOSIT

[INTENTIONALLY OMITTED].

ARTICLE 5 - OCCUPANCY AND USE

Section 5.01. Use. Tenant shall use the Leased Premises for the Permitted Use and for no other purpose without the prior written consent of Landlord.

Section 5.02. Covenants of Tenant Regarding Use.

(a) Tenant shall (i) use and maintain the Leased Premises and conduct its business thereon in a safe, careful, reputable and lawful manner, (ii) comply with all covenants that encumber the Building of which Tenant has been provided written notice, to the extent not in direct conflict with the express terms hereof, and all laws, rules, regulations, orders, ordinances, directions and requirements of any governmental authority or agency, now in force or which may hereafter be in force, including, without limitation, those which shall impose upon Landlord or Tenant any duty with respect to or triggered by a change in the use or occupation of, or any improvement or alteration to, the Leased Premises, and (iii) comply with and obey all reasonable directions, rules and regulations of Landlord, including the Building Rules and Regulations attached hereto as Exhibit E and made a part hereof, as may be modified from time to time by Landlord on reasonable notice to Tenant.

(b) Tenant shall not do or permit anything to be done in or about the Leased Premises that will in any way cause a nuisance, obstruct or interfere with the rights of other tenants or occupants of the Building or injure or annoy them. Tenant shall not overload the floors of the Leased Premises. All damage to the floor structure or foundation of the Building due to improper positioning or storage of items or materials shall be repaired by Landlord at the sole expense of Tenant, who shall reimburse Landlord immediately therefore upon demand. Tenant shall not use the Leased Premises, nor allow the Leased Premises to be used, for any purpose or in any manner that would (i) invalidate any policy of insurance now or hereafter carried by Landlord on the Building, or (ii) increase the rate of premiums payable on any such insurance policy unless Tenant reimburses Landlord for any increase in premium charged.

Section 5.03. Landlord’s Rights Regarding Use. Without limiting any of Landlord’s rights specified elsewhere in this Lease (a) Landlord shall have the right at any time, without notice to Tenant, to control, change or otherwise alter the Common Areas in such manner as it deems necessary or proper so long as reasonable parking and access are not affected, and (b) Landlord, its agents, employees and contractors and any mortgagee of the Building shall have the right to enter any part of the Leased Premises at reasonable times upon reasonable notice (except in the event of an emergency when no notice shall be required) for the purposes of examining or inspecting the same (including, without limitation, testing to confirm Tenant’s compliance with this Lease), showing the same to prospective purchasers, mortgagees or tenants, and making such repairs, alterations or improvements to the Leased Premises or the Building as Landlord may deem necessary or desirable. Landlord shall incur no liability to Tenant for such entry, nor shall such entry constitute an eviction of Tenant or a termination of this Lease, or entitle Tenant to any abatement of rent therefor. Notwithstanding the foregoing, in exercising its rights under this Section 5.03, Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s business operations at the Leased Premises.

ARTICLE 6 - UTILITIES

Tenant shall obtain in its own name and pay directly to the appropriate supplier the cost of all utilities and services serving the Leased Premises. However, if any services or utilities are jointly metered with other property, Landlord shall make a reasonable determination of Tenant’s proportionate share of the cost of such utilities and services (at rates that would have been payable if such utilities and services had been directly billed by the utilities or services providers) and Tenant shall pay such share to Landlord within thirty (30) days after receipt of Landlord’s written statement Landlord shall not be liable in damages or otherwise for any failure or interruption of any utility or other building service and no such failure or interruption shall entitle Tenant to terminate this Lease or withhold sums due hereunder.

Notwithstanding the foregoing, in the event that (i) an interruption of utility service to the Leased Premises is due to Landlord’s negligence or intentional wrongful acts and (ii) the restoration of such utility service is entirely within Landlord’s control and (iii) such interruption renders all or a portion of the Leased Premises untenantable (meaning that Tenant is unable to use, and does not use, such space in the normal course of its business for the Permitted Use) for more than ten (10) consecutive business days, then Tenant shall notify Landlord in writing that Tenant intends to abate rent. If service has not been restored within five (5) business days of Landlord’s receipt of Tenant’s notice, then Minimum Annual Rent shall abate proportionately with respect to the portion of the Leased Premises rendered untenantable on a per diem basis for each day after such five (5) business-day period during which such portion of the Leased Premises remains untenantable. Such abatement shall be Tenant’s sole remedy for Landlord’s failure to restore service as set forth above, and Tenant shall not be entitled to damages (consequential or otherwise) as a result thereof.

ARTICLE 7 - REPAIRS, MAINTENANCE AND ALTERATIONS

Section 7.01. Repair and Maintenance of Building. Landlord shall make all necessary repairs, replacements and maintenance to the roof, gutters, exterior walls, foundation, structural frame of the Building and the parking and landscaped areas and other Common Areas. The cost of the forgoing repairs, replacements and maintenance with respect to the parking and landscaped areas and other Common Areas shall be included in Operating Expenses to the extent permitted under Section 3.02. The cost of the forgoing repairs, replacements and maintenance with respect to the roof (including, but not limited to, the roof deck and membrane), gutters, exterior walls, foundation and structural frame of the Building shall be at Landlord’s sole cost and such costs shall not be passed through to Tenant as Operating Expenses. Notwithstanding anything to the contrary in this Section 7.01, to the extent any repairs, replacements or maintenance which are Landlord’s obligation under this Section 7.01 are required because of the negligence, misuse or default of Tenant, its employees, agents, contractors, customers or invitees, Landlord shall make such repairs at Tenant’s sole expense.

Section 7.02. Repair and Maintenance of Leased Premises. Tenant shall, at its own cost and expense, maintain the Leased Premises, the sprinkler system, the bridges connecting the Building to the building to the South of the Building (the “Bridges”) and any structures, tanks, cooling towers or silos or other improvements at any time constructed by Tenant, in good condition, ordinary wear and tear excepted, regularly servicing and promptly making all repairs and replacements thereto, including but not limited to the electrical systems, heating, ventilating and air conditioning systems, plate glass, floors, windows and doors, and plumbing systems.

Section 7.03. Alterations. Tenant shall not permit alterations in or to the Leased Premises unless and until Landlord has approved the plans and specifications therefore in writing. Notwithstanding the foregoing, Tenant shall have the right without Landlord’s consent, and in compliance with all other provisions of this Section, to make any non-structural alterations to the Leased Premises which do not materially impact the Building’s mechanical or electrical systems, do not adversely affect the Building’s appearance or value, and the cost of which does not exceed Fifty Thousand Dollars ($50,000.00) in the aggregate, provided that Tenant gives Landlord fifteen (15) business days prior written notice of any such alterations, along with copies of plans and specifications relating thereto. At the time of Landlord’s approval of any alterations (or, with respect to any alterations permitted to be made by Tenant hereunder without Landlord’s approval, within five (5) business days after Landlord receives Tenant’s plans and specifications for the same), Landlord shall notify Tenant which alterations will be required to be removed upon the expiration or earlier termination of this Lease; otherwise, all such alterations shall become a part of the realty and the property of Landlord, and shall not be removed by Tenant. Tenant shall ensure that all alterations, additions, or improvements shall be made in accordance with all applicable laws, regulations and building codes, in a good and workmanlike manner and of quality equal to or better than the original construction of the Building. No person shall be entitled to any lien derived through or under Tenant for any labor or material furnished to the Leased Premises, and nothing in this Lease shall be construed to constitute Landlord’s consent to the creation of any lien. If any lien is filed against the Leased Premises for work claimed to have been done for or material claimed to have been furnished to Tenant, Tenant shall cause such lien to be discharged of record within thirty (30) days after receiving notice of such filing. Tenant shall indemnify Landlord from all costs, losses, expenses and attorneys’ fees in connection with any construction or alteration and any related lien arising by, through or under Tenant. Tenant agrees that at Landlord’s option, Duke Construction Limited Partnership or a subsidiary or affiliate of Landlord, who shall receive a fee as Landlord’s construction manager or general contractor, shall perform all work on any alterations to the Leased Premises, provided that its costs and fees are competitive with other contractors in the area whose work meets the quality standards required for a first-class industrial park.

ARTICLE 8 - INDEMNITY AND INSURANCE

Section 8.01. Release. All of Tenant’s trade fixtures, merchandise, inventory and all other personal property in or about the Leased Premises, the Building or the Common Areas, which is deemed to include the trade fixtures, merchandise, inventory and personal property of others located in or about the Leased Premises or Common Areas at the invitation, direction or acquiescence (express or implied) of Tenant (all of which property shall be referred to herein, collectively, as “Tenant’s Property”), shall be and remain at Tenant’s sole risk. Landlord shall not be liable to Tenant or to any other person for, and Tenant hereby releases Landlord from (a) any and all liability for theft or damage to Tenant’s Property, and (b) any and all liability for any injury to Tenant or its employees, agents, contractors, guests and invitees in or about the Leased Premises, the Building or the Common Areas, except to the extent of personal injury (but not property loss or damage) caused directly by the negligence or willful misconduct of Landlord, its agents, employees or contractors. Nothing contained in this Section 8.01 shall limit (or be deemed to limit) the waivers contained in Section 8.06 below. In the event of any conflict between the provisions of Section 8.06 below and this Section 8.01. the provisions of Section 8.06 shall prevail. This Section 8.01 shall survive the expiration or earlier termination of this Lease.

Section 8.02. Indemnification by Tenant. Tenant shall protect, defend, indemnify and hold Landlord, its agents, employees and contractors harmless from and against any and all claims, damages, demands, penalties, costs, liabilities, losses, and expenses (including reasonable attorneys’ fees and expenses at the trial and appellate levels) to the extent (a) arising out of or relating to any act, omission, negligence, or willful misconduct of Tenant or Tenant’s agents, employees, contractors, customers or invitees in or about the Leased Premises, the Building or the Common Areas, (b) arising out of or relating to any of Tenant’s Property, or (c) arising out of any other act or occurrence within the Leased Premises, in all such cases except to the extent of personal injury caused directly by the negligence or willful misconduct of Landlord, its agents, employees or contractors. Nothing contained in this Section 8.02 shall limit (or be deemed to limit) the waivers contained in Section 8.06 below. In the event of any conflict between the provisions of Section 8.06 below and this Section 8.02. the provisions of Section 8.06 shall prevail. This Section 8.02 shall survive the expiration or earlier termination of this Lease.

Section 8.03. Indemnification by Landlord. Landlord shall protect, defend, indemnify and hold Tenant, its agents, employees and contractors harmless from and against any and all claims, damages, demands, penalties, costs, liabilities, losses and expenses (including reasonable attorneys’ fees and expenses at the trial and appellate levels) to the extent arising out of or relating to any act, omission, negligence or willful misconduct of Landlord or Landlord’s agents, employees or contractors. Nothing contained in this Section 8.03 shall limit (or be deemed to limit) the waivers contained in Section 8.06 below. In the event of any conflict between the provisions of Section 8.06 below and this Section 8.03, the provisions of Section 8.06 shall prevail. This Section 8.03 shall survive the expiration or earlier termination of this Lease.

Section 8.04. Tenant’s Insurance.

(a) During the Lease Term (and any period of early entry or occupancy or holding over by Tenant, if applicable), Tenant shall maintain the following types of insurance, in the amounts specified below:

(i) Liability Insurance. Commercial General Liability Insurance (which insurance shall not exclude blanket, contractual liability, broad form property damage, personal injury, or fire damage coverage) covering the Leased Premises and Tenant’s use thereof against claims for bodily injury or death and property damage, which insurance shall provide coverage on an occurrence basis with a per occurrence limit of not less than $3,000,000 for each policy year, which limits may be satisfied by any combination of primary and excess or umbrella per occurrence policies.

(ii) Property Insurance. Special Form Insurance (which insurance shall not exclude flood or earthquake) in the amount of the full replacement cost of Tenant’s Property and betterments (including alterations or additions performed by Tenant pursuant hereto, but excluding those improvements, if any, made pursuant to Section 2.02 above), which insurance shall include an agreed amount endorsement waiving coinsurance limitations.

(iii) Worker’s Compensation Insurance. Worker’s Compensation insurance in amounts required by applicable law.

(iv) Business Interruption Insurance. Business Interruption Insurance with limits not less than an amount equal to two (2) years rent hereunder.

(v) Automobile Insurance. Comprehensive Automobile Liability Insurance insuring bodily injury and property damage arising from all owned, non-owned and hired vehicles, if any, with minimum limits of liability of $1,000,000 per accident.

(b) All insurance to be carried by Tenant hereunder shall (i) be issued by one or more insurance companies reasonably acceptable to Landlord, licensed to do business in the State in which the Leased Premises is located and having an AM Best’s rating of A VII or better, and (ii) provide that said insurance shall not be materially changed, canceled or permitted to lapse on less than thirty (30) days’ prior written notice to Landlord. In addition, Tenant’s insurance shall protect Tenant and Landlord as their interests may appear, naming Landlord, Landlord’s managing agent, and any mortgagee requested by Landlord, as additional insureds under its commercial general liability policies. On or before the Commencement Date (or the date of any earlier entry or occupancy by Tenant), and thereafter, within thirty (30) days prior to the expiration of each such policy, Tenant shall furnish Landlord with certificates of insurance in the form of ACORD 25 or ACORD 25-S (or other evidence of insurance reasonably acceptable to Landlord), evidencing all required coverages, together with a copy of the endorsement(s) to Tenant’s commercial general liability policy evidencing primary and non-contributory coverage afforded to the appropriate additional insureds. If Tenant fails to carry such insurance and furnish Landlord with such certificates of insurance, Landlord may obtain such insurance on Tenant’s behalf and Tenant shall reimburse Landlord upon demand for the cost thereof as Additional Rent. Landlord reserves the right from time to time to require Tenant to obtain higher minimum amounts or different types of insurance if it becomes customary for other landlords of similar buildings in the area to require similar sized tenants in similar industries to carry insurance of such higher minimum amounts or of such different types.

Section 8.05. Landlord’s Insurance. During the Lease Term, Landlord shall maintain the following types of insurance, in the amounts specified below (the cost of which shall be included in Operating Expenses):

(a) Liability Insurance. Commercial General Liability Insurance (which insurance shall not exclude blanket, contractual liability, broad form property damage, personal injury, or fire damage coverage) covering the Common Areas against claims for bodily injury or death and property damage, which insurance shall provide coverage on an occurrence basis with a per occurrence limit of not less than $3,000,000 for each policy year, which limits may be satisfied by any combination of primary and excess or umbrella per occurrence policies.

(b) Property Insurance. Special Form Insurance (which insurance shall not exclude flood or earthquake) in the amount of the full replacement cost of the Building, including, without limitation, any improvements, if any, made pursuant to Section 2.02 above, but excluding Tenant’s Properly and any other items required to be insured by Tenant pursuant to Section 8.04 above.

Section 8.06. Waiver of Subrogation. Notwithstanding anything contained in this Lease to the contrary, Landlord and Tenant hereby waive any rights each may have against the other on account of any loss of or damage to their respective property, the Leased Premises, its contents, or other portions of the Building or Common Areas arising from any risk which is required to be insured against by Sections 8.04(a)(ii) and 8.05(b) above. The special form coverage insurance policies maintained by Landlord and Tenant as provided in this Lease shall include an endorsement containing an express waiver of any rights of subrogation by the insurance company against Landlord and Tenant, as applicable.

ARTICLE 9 - CASUALTY

In the event of total or partial destruction of the Building or the Leased Premises by fire or other casualty, Landlord agrees promptly to restore and repair same; provided, however, Landlord’s obligation hereunder with respect to the tenant improvements contained in the Leased Premises shall be limited to the reconstruction of such of the Tenant Improvements as were originally required to be made by Landlord pursuant to Section 2.02 above, if any. Rent shall proportionately abate during the time that the Leased Premises or part thereof are unusable because of any such damage. Notwithstanding the foregoing, if the Leased Premises are (a) so destroyed that they cannot be repaired or rebuilt within two hundred ten (210) days from the casualty date; or (b) destroyed by a casualty that is not covered by the insurance required hereunder or, if covered, such insurance proceeds are not released by any mortgagee entitled thereto or are insufficient to rebuild the Building and the Leased Premises; then, in case of a clause (a) casualty, either Landlord or Tenant may, or, in the case of a clause (b) casualty, then Landlord may, upon thirty (30) days’ written notice to the other party, terminate this Lease with respect to matters thereafter accruing. Tenant waives any right under applicable laws inconsistent with the terms of this paragraph.

ARTICLE 10 - EMINENT DOMAIN

If all or any substantial part of the Building or common Areas shall be acquired by the exercise of eminent domain, Landlord may terminate this Lease by giving written notice to Tenant on or before the date possession thereof is so taken. If all or any part of the Leased Premises or Common Areas shall be acquired by the exercise of eminent domain so that the Leased Premises shall become impractical for Tenant to use for the Permitted Use, Tenant may terminate this Lease by giving written notice to Landlord as of the date possession thereof is so taken. In the event of any such termination, any prepaid rent will be appropriately prorated to the date of termination. Notwithstanding the foregoing, if a partial taking directly affecting a portion of the Leased Premises or Common Areas occurs and this Lease is not terminated by Landlord or Tenant pursuant to this Section 10, Landlord shall equitably reduce the Minimum Annual Rent and Additional Rent for the Leased Premises. All damages awarded shall belong to Landlord; provided, however, that Tenant may prosecute its own claim by separate proceeding against the condemning authority for damages legally due to it (such as loss of fixtures that Tenant was entitled to remove and moving expenses) so long as Tenant’s claim does not diminish or adversely affect Landlord’s award.

ARTICLE 11 - ASSIGNMENT AND SUBLEASE

Section 11.01. Assignment and Sublease.

(a) Tenant shall not assign this Lease or sublet the Leased Premises in whole or in part without Landlord’s prior written consent in which shall not be unreasonably withheld, delayed or conditioned. In the event of any permitted assignment or subletting, Tenant shall remain primarily liable hereunder, and any extension, expansion, rights of first offer, rights of first refusal or other options granted to Tenant under this Lease shall be rendered void and of no further force or effect. The acceptance of rent from any other person shall not be deemed to be a waiver of any of the provisions of this Lease or to be a consent to the assignment of this Lease or the subletting of the Leased Premises. Any assignment or sublease consented to by Landlord shall not relieve Tenant (or its assignee) from obtaining Landlord’s consent to any subsequent assignment or sublease.

(b) By way of example and not limitation, Landlord shall be deemed to have reasonably withheld consent to a proposed assignment or sublease if in Landlord’s opinion (i) the Leased Premises are or may be in any way adversely affected; or (ii) the business reputation of the proposed assignee or subtenant is unacceptable. If Landlord refuses to give its consent to any proposed assignment or subletting, Landlord may, at its option, within thirty (30) days after receiving a request to consent, terminate this Lease by giving Tenant thirty (30) days’ prior written notice of such termination, whereupon each party shall be released from all further obligations and liability hereunder, except those which expressly survive the termination of this Lease.

(c) If Tenant shall make any assignment or sublease, with Landlord’s consent, for a rental in excess of the rent payable under this Lease, Tenant shall pay to Landlord fifty percent (50%) of any such excess rental upon receipt. Tenant agrees to pay Landlord Five Hundred Dollars ($500.00) upon demand by Landlord for reasonable accounting and attorneys’ fees incurred in conjunction with the processing and documentation of any requested assignment, subletting or any other hypothecation of this Lease or Tenant’s interest in and to the Leased Premises as consideration for Landlord’s consent.

Section 11.02. Permitted Transfer. Notwithstanding anything to the contrary contained in Section 11.01 above, Tenant shall have the right, without Landlord’s consent, but upon ten (10) days’ prior notice to Landlord, to (a) sublet all or part of the Leased Premises to any related corporation or other entity which controls Tenant, is controlled by Tenant or is under common control with Tenant; (b) assign all or any part of this Lease to any related corporation or other entity which controls Tenant, is controlled by Tenant, or is under common control with Tenant, or to a successor entity into which or with which Tenant is merged or consolidated or which acquires substantially all of Tenant’s assets or property; or (c) effectuate any public offering of Tenant’s stock on the New York Stock Exchange or in the NASDAQ over the counter market, provided that in the event of a transfer pursuant to clause (b), the tangible net worth after any such transaction is not less than the tangible net worth of Tenant as of the date hereof and provided further that such successor entity assumes all of the obligations and liabilities of Tenant (any such entity hereinafter referred to as a “Permitted Transferee”). For the purpose of this Article 11 (i) “control” shall mean ownership of not less than fifty percent (50%) of all voting stock or legal and equitable interest in such corporation or entity, and (ii) “tangible net worth” shall mean the excess of the value of tangible assets (i.e. assets excluding those which are intangible such as goodwill, patents and trademarks) over liabilities. Any such transfer shall not relieve Tenant of its obligations under this Lease. Nothing in this paragraph is intended to nor shall permit Tenant to transfer its interest under this Lease as part of a fraud or subterfuge to intentionally avoid its obligations under this Lease (for example, transferring its interest to a shell corporation that subsequently files a bankruptcy), and any such transfer shall constitute a Default hereunder. Any change in control of Tenant resulting from a merger, consolidation, or a transfer of partnership or membership interests, a stock transfer, or any sale of substantially all of the assets of Tenant that do not meet the requirements of this Section 11.02 shall be deemed an assignment or transfer that requires Landlord’s prior written consent pursuant to Section 11.01 above.

ARTICLE 12 - TRANSFERS BY LANDLORD

Section 12.01. Sale of the Building. Landlord shall have the right to sell the Building at any time during the Lease Term, subject only to the rights of Tenant hereunder; and such sale shall operate to release Landlord from liability hereunder for claims that accrue after the date of such conveyance, provided that the transferee agrees in writing to assume such obligations.

Section 12.02. Estoppel Certificate. Within ten (10) days following receipt of a written request from Landlord, Tenant shall execute and deliver to Landlord, without cost to Landlord, an estoppel certificate in such form as Landlord may reasonably request certifying, to the best of Tenant’s knowledge, (a) that this Lease is in full force and effect and unmodified or stating the nature of any modification, (b) the date to which rent has been paid, (c) that there are not, to Tenant’s knowledge, any uncured defaults or specifying such defaults if any are claimed, and (d) any other matters or state of facts reasonably required respecting the Lease. Such estoppel may be relied upon by Landlord and by any purchaser or mortgagee of the Building.

Section 12.03. Subordination. Landlord shall have the right to subordinate this Lease to any mortgage, deed to secure debt, deed of trust or other instrument in the nature thereof, and any amendments or modifications thereto (collectively, a “Mortgage”) presently existing or hereafter encumbering the Building by so declaring in such Mortgage. Within ten (10) days following receipt of a written request from Landlord, Tenant shall execute and deliver to Landlord, without cost, any instrument that Landlord deems reasonably necessary or desirable to confirm the subordination of this Lease. Notwithstanding the foregoing, and as a condition to such subordination, if the holder of the Mortgage shall take title to the Leased Premises through foreclosure or deed in lieu of foreclosure, Tenant shall be allowed to continue in possession of the Leased Premises as provided for in this Lease so long as Tenant is not in Default. Landlord represents that as of the date of this Lease, there is no Mortgage encumbering the Land or the Building.

ARTICLE 13 - DEFAULT AND REMEDY

Section 13.01. Default. The occurrence of any of the following shall be a “Default”:

(a) Tenant fails to pay any Monthly Rental Installments or Additional Rent within five (5) days after the same is due. Notwithstanding the foregoing sentence, before exercising any of the default remedies of Landlord set forth in this Article 13, Landlord shall provide Tenant with a written notice of such default and Tenant shall have an additional five (5) business days to cure such default; provided, however, that Landlord shall not be required to give such notice more than one (1) time with respect to any particular default, nor more than two (2) times in any consecutive twelve (12)-month period with respect to any payment defaults in the aggregate.

(b) Tenant fails to perform or observe any other term, condition, covenant or obligation required under this Lease for a period of thirty (30) days after written notice thereof from Landlord; provided, however, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required to cure, then such default shall be deemed to have been cured if Tenant commences such performance within said thirty (30) day period and thereafter diligently completes the required action within a reasonable time.

(c) [Intentionally Omitted].

(d) Tenant shall assign or sublet all or a portion of the Leased Premises in contravention of the provisions of Article 11 of this Lease.

(e) All or substantially all of Tenant’s assets in the Leased Premises or Tenant’s interest in this Lease are attached or levied under execution (and Tenant does not discharge the same within sixty (60) days after receiving notice thereof); a petition in bankruptcy, insolvency or for reorganization or arrangement is filed by or against Tenant (and Tenant fails to secure a stay or discharge thereof within ninety (90) days thereafter); Tenant is insolvent and unable to pay its debts as they become due; Tenant makes a general assignment for the benefit of creditors; Tenant takes the benefit of any insolvency action or law; the appointment of a receiver or trustee in bankruptcy for Tenant or its assets if such receivership has not been vacated or set aside within thirty (30) days thereafter; or, dissolution or other termination of Tenant’s corporate charter if Tenant is a corporation.

In addition to the defaults described above, the parties agree that if Tenant receives written notice of a violation of the performance of any (but not necessarily the same) term or condition of this Lease three (3) or more times during any twelve (12) month period, regardless of whether such violations are ultimately cured, then such conduct shall, at Landlord’s option, represent a separate Default

Section 13.02. Remedies. Upon the occurrence of any Default, Landlord shall have the following rights and remedies, in addition to those stated elsewhere in this Lease and those allowed by law or in equity, any one or more of which may be exercised without further notice to Tenant:

(a) Landlord may re-enter the Leased Premises and cure any Default of Tenant, and Tenant shall reimburse Landlord as Additional Rent for any costs and expenses which Landlord thereby incurs; and Landlord shall not be liable to Tenant for any loss or damage which Tenant may sustain by reason of Landlord’s action.

(b) Without terminating this Lease, Landlord may terminate Tenant’s right to possession of the Leased Premises, and thereafter, neither Tenant nor any person claiming under or through Tenant shall be entitled to possession of the Leased Premises, and Tenant shall immediately surrender the Leased Premises to Landlord, and Landlord may re-enter the Leased Premises and dispossess Tenant and any other occupants of the Leased Premises by any lawful means and may remove their effects, without prejudice to any other remedy that Landlord may have. Upon termination of possession, Landlord may (i) re-let all or any part thereof for a term different from that which would otherwise have constituted the balance of the Lease Term and for rent and on terms and conditions different from those contained herein, whereupon Tenant shall be immediately obligated to pay to Landlord an amount equal to the present value (discounted at the Prime Rate) of the difference between the rent provided for herein and that provided for in any lease covering a subsequent re-letting of the Leased Premises, for the period which would otherwise have constituted the balance of the Lease Term (the “Accelerated Rent Difference”), or (ii) without re-letting, declare the present value (discounted at the Prime Rate) of all rent which would have been due under this Lease for the balance of the Lease Term to be immediately due and payable as liquidated damages (the “Accelerated Rent”). Upon termination of possession, Tenant shall be obligated to pay to Landlord (A) the Accelerated Rent Difference or the Accelerated Rent, whichever is applicable, (B) all loss or damage that Landlord may sustain by reason of Tenant’s Default (“Default Damages”), which shall include, without limitation, expenses of preparing the Leased Premises for re-letting, demolition, repairs, tenant finish improvements, brokers’ commissions and attorneys’ fees, and (C) all unpaid Minimum Annual Rent and Additional Rent that accrued prior to the date of termination of possession, plus any interest and late fees due hereunder (the “Prior Obligations”).

(c) Landlord may terminate this Lease and declare the Accelerated Rent to be immediately due and payable, whereupon Tenant shall be obligated to pay to Landlord (i) the Accelerated Rent, (ii) all of Landlord’s Default Damages, and (iii) all Prior Obligations. It is expressly agreed and understood that all of Tenant’s liabilities and obligations set forth in this subsection (c) shall survive termination.

(d) Landlord and Tenant acknowledge and agree that the payment of the Accelerated Rent Difference or the Accelerated Rent as set above shall not be deemed a penalty, but merely shall constitute payment of liquidated damages, it being understood that actual damages to Landlord are extremely difficult, if not impossible, to ascertain. Neither the filing of a dispossessory proceeding nor an eviction of personalty in the Leased Premises shall be deemed to terminate the Lease.

(e) Landlord may sue for injunctive relief or to recover damages for any loss resulting from the Default.

Section 13.03. Landlord’s Default and Tenant’s Remedies. Landlord shall be in default if it fails to perform any term, condition, covenant or obligation required under this Lease for a period of thirty (30) days after written notice thereof from Tenant to Landlord; provided, however, that if the term, condition, covenant or obligation to be performed by Landlord is such that it cannot reasonably be performed within thirty (30) days, such default shall be deemed to have been cured if Landlord commences such performance within said thirty-day period and thereafter diligently completes the required action within a reasonable time. Upon the occurrence of any such default, Tenant may sue for injunctive relief or to recover damages for any loss directly resulting from the breach, but Tenant shall not be entitled to terminate this Lease or withhold, offset or abate any sums due hereunder, except pursuant to a final order of a court of competent jurisdiction.

Section 13.04. Limitation of Landlord’s Liability. If Landlord shall fail to perform any term, condition, covenant or obligation required to be performed by it under this Lease and if Tenant shall, as a consequence thereof, recover a money judgment against Landlord, Tenant agrees that it shall look solely to Landlord’s right, title and interest in and to the Building and the Land for the collection of such judgment; and Tenant further agrees that no other assets of Landlord shall be subject to levy, execution or other process for the satisfaction of Tenant’s judgment.

Section 13.05. Nonwaiver of Defaults. Neither party’s failure or delay in exercising any of its rights or remedies or other provisions of this Lease shall constitute a waiver thereof or affect its right thereafter to exercise or enforce such right or remedy or other provision. No waiver of any default shall be deemed to be a waiver of any other default. Landlord’s receipt of less than the full rent due shall not be construed to be other than a payment on account of rent then due, nor shall any statement on Tenant’s check or any letter accompanying Tenant’s check be deemed an accord and satisfaction. No act or omission by

Landlord or its employees or agents during the Lease Term shall be deemed an acceptance of a surrender of the Leased Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord.

Section 13.06. Attorneys’ Fees. If either party defaults in the performance or observance of any of the terms, conditions, covenants or obligations contained in this Lease and the non-defaulting party obtains a judgment against the defaulting party, then the defaulting party agrees to reimburse the non-defaulting party for reasonable attorneys’ fees incurred in connection therewith. In addition, if a monetary Default shall occur and Landlord engages outside counsel to exercise its remedies hereunder, and then Tenant cures such monetary Default, Tenant shall pay to Landlord, on demand, all expenses incurred by Landlord as a result thereof, including reasonable attorneys’ fees, court costs and expenses actually incurred.

ARTICLE 14 - LANDLORD’S RIGHT TO RELOCATE TENANT

[INTENT1ONALLY OMITTED]

ARTICLE 15 - TENANT’S RESPONSIBILITY REGARDING

ENVIRONMENTAL LAWS AND HAZARDOUS SUBSTANCES

Section 15.01. Environmental Definitions.

(a) “Environmental Laws” shall mean all present or future federal, state and municipal laws, ordinances, rules and regulations applicable to the environmental and ecological condition of the Leased Premises, and the rules and regulations of the Federal Environmental Protection Agency and any other federal, state or municipal agency or governmental board or entity having jurisdiction over the Leased Premises.

(b) “Hazardous Substances” shall mean those substances included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances” “solid waste” or “infectious waste” under Environmental Laws and petroleum products.

Section 15.02. Restrictions on Tenant. Tenant shall not cause or permit the use, generation, release, manufacture, refining, production, processing, storage or disposal of any Hazardous Substances on, under or about the Leased Premises, or the transportation to or from the Leased Premises of any Hazardous Substances, except as necessary and appropriate for its Permitted Use in which case the use, storage or disposal of such Hazardous Substances shall be performed in compliance with the Environmental Laws and the highest standards prevailing in the industry.

Section 15.03. Notices, Affidavits, Etc. Tenant shall immediately (a) notify Landlord of (i) any violation by Tenant, its employees, agents, representatives, customers, invitees or contractors of any Environmental Laws on, under or about the Leased Premises, or (ii) the presence or suspected presence of any Hazardous Substances on, under or about the Leased Premises, and (b) deliver to Landlord any notice received by Tenant relating to (a)(i) and (a)(ii) above from any source. Tenant shall execute affidavits, representations and the like within fifteen (15) days of Landlord’s request therefore concerning Tenant’s best knowledge and belief regarding the presence of any Hazardous Substances on, under or about the Leased Premises.

Section 15.04. Tenant’s Indemnification. Tenant shall indemnify Landlord and Landlord’s managing agent from any and all claims, losses, liabilities, costs, expenses and damages, including attorneys’ fees, costs of testing and remediation costs, incurred by Landlord in connection with any breach by Tenant of its obligations under this Article 15. The covenants and obligations under this Article 15 shall survive the expiration or earlier termination of this Lease.

Section 15.05. Existing Conditions. Notwithstanding anything contained in this Article 15 to the contrary, Tenant shall not have any liability to Landlord under this Article 15 resulting from any conditions existing, or events occurring, or any Hazardous Substances existing or generated, at, in, on, under or in connection with the Leased Premises prior to the Commencement Date of this Lease (or any earlier occupancy of the Leased Premises by Tenant) except to the extent Tenant exacerbates the same.

ARTICLE 16 - MISCELLANEOUS

Section 16.01. Benefit of Landlord and Tenant. This Lease shall inure to the benefit of and be binding upon Landlord and Tenant and their respective successors and assigns.

Section 16.02. Governing Law. This Lease shall be governed in accordance with the laws of the State where the Building is located.

Section 16.03. Force Majeure. Landlord and Tenant (except with respect to the payment of any monetary obligation) shall be excused for the period of any delay in the performance of any obligation hereunder when such delay is occasioned by causes beyond its control, including but not limited to work stoppages, boycotts, slowdowns or strikes; shortages of materials, equipment, labor or energy; unusual weather conditions; or acts or omissions of governmental or political bodies.

Section 16.04. Examination of Lease. Submission of this instrument by Landlord to Tenant for examination or signature does not constitute an offer by Landlord to lease the Leased Premises. This Lease shall become effective, if at all, only upon the execution by and delivery to both Landlord and Tenant. Execution and delivery of this Lease by Tenant to Landlord constitutes an offer to lease the Leased Premises on the terms contained herein.

Section 16.05. Indemnification for Leasing Commissions. The parties hereby represent and warrant that the only real estate brokers involved in the negotiation and execution of this Lease are the Brokers and that no other party is entitled, as a result of the actions of the respective party, to a commission or other fee resulting from the execution of this Lease. Each party shall indemnify the other from any and all liability for the breach of this representation and warranty on its part and shall pay any compensation to any other broker or person who may be entitled thereto. Landlord shall pay any commissions due Brokers based on this Lease pursuant to separate agreements between Landlord and Brokers.

Section 16.06. Notices. Any notice required or permitted to be given under this Lease or by law shall be deemed to have been given if it is written and delivered in person or by overnight courier or mailed by certified mail, postage prepaid, to the party who is to receive such notice at the address specified in Section 1.01(l). If sent by overnight courier, the notice shall be deemed to have been given one (1) day after sending. If mailed, the notice shall be deemed to have been given on the date that is three (3) business days following mailing. Either party may change its address by giving written notice thereof to the other party.

Section 16.07. Partial Invalidity; Complete Agreement. If any provision of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect. This Lease represents the entire agreement between Landlord and Tenant covering everything agreed upon or understood in this transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect between the parties. No change or addition shall be made to this Lease except by a written agreement executed by Landlord and Tenant.

Section 16.08. Financial Statements. During the Lease Term and any extensions thereof, Tenant shall provide to Landlord on an annual basis, within ninety (90) days following the end of Tenant’s fiscal year, a copy of Tenant’s most recent financial statements prepared as of the end of Tenant’s fiscal year. Such financial statements shall be signed by Tenant or an officer of Tenant, if applicable, who shall attest to the truth and accuracy of the information set forth in such statements, or if the Minimum Annual Rent hereunder exceeds $100,000,00, said statements shall be certified and audited. All financial statements provided by Tenant to Landlord hereunder shall be prepared in conformity with generally accepted accounting principles, consistently applied. Notwithstanding the forgoing, so long as North American Packaging Corporation is the tenant under this Lease, Tenant may satisfy the above requirement by providing on an annual basis the following information (which shall be certified by an officer of Tenant as being true and correct) within ninety (90) days following the end of each fiscal year of Tenant: Tenant’s net worth and tangible net worth; Tenant’s earnings before income taxes, depreciation and amortization; Tenant’s cash balances on deposit; and Tenant’s working capital, all such information to be prepared in conformity with generally accepted accounting principles, consistently applied.

Section 16.09. Representations and Warranties.

(a) Tenant hereby represents and warrants that (i) Tenant is duly organized, validly existing and in good standing (if applicable) in accordance with the laws of the State under which it was organized; (ii) Tenant is authorized to do business in the State where the Building is located; and (iii) the individual(s) executing and delivering this Lease on behalf of Tenant has been properly authorized to do so, and such execution and delivery shall bind Tenant to its terms.

(b) Landlord hereby represents and warrants that (i) Landlord is duly organized, validly existing and in good standing (if applicable) in accordance with the laws of the State under which it was organized; (ii) Landlord is authorized to do business in the State where the Building is located; and (iii) the individual(s) executing and delivering this Lease on behalf of Landlord has been properly authorized to do so, and such execution and delivery shall bind Landlord to its terms.

Section 16.10. Signage. Tenant may, at its own expense, erect a sign concerning the business of Tenant that shall be in keeping with the decor and other signs on the Building. All signage (including the signage described in the preceding sentence) in or about the Leased Premises shall be first approved by Landlord and shall be in compliance with the any codes and recorded restrictions applicable to the sign or the Building. The location, size and style of all signs shall be approved by Landlord. Tenant agrees to maintain any sign in good state of repair, and upon expiration of the Lease Term, Tenant agrees to promptly remove such signs and repair any damage to the Leased Premises. Landlord acknowledges that Tenant’s existing signage has been approved by Landlord.

Section 16.11. Consent. Where the consent of a party is required, such consent will not be unreasonably withheld.

Section 16.12. Time. Time is of the essence of each term and provision of this Lease.

Section 16.13. Guaranty. [Intentionally Omitted].

Section 16.14. Patriot Act. Each of Landlord and Tenant, each as to itself, hereby represents its compliance and its agreement to continue to comply with all applicable anti-money laundering laws, including, without limitation, the USA Patriot Act, and the laws administered by the United States Treasury Department’s Office of Foreign Assets Control, including, without limitation, Executive Order 13224 (“Executive Order”). Each of Landlord and Tenant further represents (such representation to be true throughout the Lease Term) (i) that it is not, and it is not owned or controlled directly or indirectly by any person or entity, on the SDN List published by the United States Treasury Department’s Office of Foreign Assets Control and (ii) that it is not a person otherwise identified by government or legal authority as a person with whom a U.S. Person is prohibited from transacting business. As of the date hereof, a list of such designations and the text of the Executive Order are published under the internet website address www.ustreas.gov/offices/enforcement/ofac.

Section 16.15. Options to Extend.

(a) Grant and Exercise of Option. Provided that (i) no Default has occurred and is then continuing (ii) the creditworthiness of Tenant is then reasonably acceptable to Landlord and (iii) Tenant originally named herein or a Permitted Transferee remains in possession of and has been continuously operating in the entire Leased Premises throughout the term immediately preceding the Extension Term (as defined below), Tenant shall have the option to extend the Lease Term for two (2) additional periods of five (5) years each (the “Extension Term(s)”). Each Extension Term shall be upon the same terms and conditions contained in the Lease except (x) this provision giving two (2) extension options shall be amended to reflect the remaining options to extend, if any, and (y) any improvement allowances or other concessions applicable to the Leased Premises under the Lease shall not apply to the Extension Term, and (z) the Minimum Annual Rent shall be adjusted as set forth below in Section 16.15(b) (the “Rent Adjustment”). Tenant shall exercise each option by (i) delivering to Landlord on or before August 31, 2020 with respect to the first extension term and on or before August 31, 2025 with respect to the second extension term, written notice of Tenant’s desire to extend the Lease Term. Tenant’s failure to timely exercise such option shall be deemed a waiver of such option and any succeeding option. Landlord shall notify Tenant of the amount of the Rent Adjustment no later than one hundred eighty (180) days prior to the commencement of the Extension Term. Tenant shall be deemed to have accepted the Rent Adjustment if it fails to deliver to Landlord a written objection thereto within thirty (30) days after receipt thereof. If Tenant properly exercises its option to extend, Landlord and Tenant shall execute an amendment to the Lease (or, at Landlord’s option, a new lease on the form then in use for the Building) reflecting the terms and conditions of the Extension Term within thirty (30) days after Tenant’s acceptance (or deemed acceptance) of the Rent Adjustment.

(b) Rent Adjustment. The Minimum Annual Rent for the applicable Extension Term shall be an amount equal to the market rate then being charged in Indianapolis, Indiana for space comparable to the Leased Premises taking into consideration: (i) the use and location of the applicable building, (ii) the value of leasehold improvements, (iii) the condition, quality and age of the applicable building and its systems, (iv) rent concessions and other inducements given to the tenant, and (v) all other relevant factors; provided, however, that in no event shall the Minimum Annual Rent during any Extension Term be less than the highest Minimum Annual Rent payable during the immediately preceding term. The Monthly Rental Installments shall be an amount equal to one-twelfth (1/12) of the Minimum Annual Rent for the Extension Term and shall be paid at the same time and in the same manner as provided in the Lease.

Section 16.16. Elevated Driveway. Landlord and Tenant acknowledge that Tenant has constructed elevated driveways connecting the Leased Premises with the building to the South of the Land. Tenant agrees that upon termination of this Lease, Tenant, if requested by Landlord, shall remove such driveways in a careful and workmanlike manner and restore the Leased Premises and Land to the condition which existed prior to the construction and attachment of such driveways (including proper closure of the Building walls). Landlord may also require Tenant to remove the elevated driveways and restore the Leased Premises and Land during the term of this Lease upon reasonable prior written notice from Landlord, but only if such removal is required by law, by a party or parties having rights under a certain Agreement Granting Railroad Easements recorded July 11, 1973 as Instrument No. 73-4413 in Marion County, Indiana, or by the owner of the premises to the South of the Land and Tenant is not able to make modifications to comply with all requirements of such party or parties. Prior to removal, Tenant shall maintain such driveways in a good state of repair and defend, indemnify and hold Landlord harmless from, all claims, liabilities and damages, including costs and attorneys’ fees, which may arise in connection with the maintenance or use of such driveways, including, without implied limitation, claims under zoning laws and for injuries to person or property subject to the provisions of Section 8.06 hereof.

[SIGNATURES CONTAINED ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

LANDLORD:

DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership,

By:	Duke Realty Corporation,
its general partner

	By:	/s/ Charles E. Podell
Charles E. Podell
Senior Vice President
Indiana Industrial

TENANT:

NORTH AMERICA PACKAGING CORPORATION, a Delaware corporation

By:	/s/ Kevin C. Kern
Printed:	Kevin C. Kern
Title:	Vice President & Treasurer

[SIGNATURES CONTINUED ON THE FOLLOWING PAGE]

STATE OF Georgia	)
) SS:
COUNTY OF Fulton	)

Before me, a Notary Public in and for said County and State, personally appeared Kevin C. Kern by me known and by me known to be the VP & Treasurer of North America Packaging Corporation, a Delaware corporation, who acknowledged the execution of the foregoing “Lease” on behalf of said corporation.

WITNESS my hand and Notarial Seal this 15 day of December, 2008.

/s/ Lisa Vallery
Notary Public

/s/ Lisa Vallery
Printed Signature

My Commission Expires:	Lisa I. Vallery Notary Public, Fulton County Georgia My Commission Expires: October 26,2011
My County of Residence:

EXHIBIT A, page 1 of 3

FLOOR PLAN
SCALE: 1" = 40'-0"
03/17/08

ASBUILT 6061
BUILDING 641 - PARK 100
6061 GUION ROAD
INDIANAPOLIS, INDIANA 46268

Duke

87,064 S.F.G.L.
7,311 S.F.O.B.

NORTH

EXHIBIT A, page 2 of 3

12x12
12x12
8x10
16x24
17x21
12x14
16x12
16x12
16x12
16x12
17x21
FLOOR PLAN
Duke
NORTH

EXHIBIT A, page 3 of 3

11x12
11x11
14x30
11x6
6x11
11x7
11x9
11x7

1
8
10x16
15x25
16x38
10x9
10x12

FLOOR PLAN

Duke

NORTH

EXHIBIT A-1

DESCRIPTION OF REAL ESTATE

Part of the Northwest Quarter of Section 5, Township 16 North, Range 3 East in Marion County, Indiana, more particularly described as follows:

Commencing at the intersection of the North line of the Northwest Quarter of Section 5, Township 16 North, Range 3 East, and the old Southwesterly right-of-way line of the c.c.c. and St. L. Railroad, said point being 120 feet Southwesterly, measured at right angles from the centerline of the Railroad, said point also being 977.7 feet (978.23 feet measured) South 89 degrees 34 minutes 30 seconds West (assumed bearing) from the Northeast corner of said Northwest Quarter; thence South 18 degrees 20 minutes 15 seconds East on and along said old right-of-way line and parallel with the centerline of the c.c.c. and St. L. Railroad, 181.50 feet; thence North 89 degrees 34 minutes 30 seconds East parallel with the North line of said Northwest Quarter 94.58 feet to a point which is 30 feet, measured at right angles Southwesterly of the centerline of the Railroad; thence South 18 degrees 20 minutes 15 seconds East and parallel with the centerline of the c.c.c. and St. L. Railroad, 822.36 feet to the place of beginning of this tract; thence South 18 degrees 20 minutes 15 seconds East parallel with the centerline with the C.C.C. and St. L. Railroad, 320.94 feet; thence South 89 degrees 37 minutes 20 seconds West 956.43 feet to the centerline of Guion Road; thence North 08 degrees 54 minutes 45 seconds East on and along said centerline 228.62 feet; thence North 05 degrees 24 minutes 00 seconds West on and along said centerline 79.99 feet; thence North 89 degrees 37 minutes 20 seconds East 827.56 feet to the place of beginning, containing 6.20 acres, more or less.

EXHIBIT B

TENANT IMPROVEMENTS

1. Landlord’s Obligations. Tenant is currently in the Leased Premises and accepts the same “AS IS” without representation or warranty by Landlord of any kind and with the understanding that Landlord shall have no responsibility with respect thereto except as expressly provided in the Lease. Landlord shall construct and install within the Leased Premises, in a good and workmanlike manner, the Tenant Improvements, in accordance with this Exhibit B. Tenant agrees to cooperate with Landlord to make the areas of the Leased Premises available to Landlord to complete the Tenant Improvements, if necessary, when requested by Landlord.

2.	Construction Drawings, Cost Statement and Allowance.

(a) Promptly following the date hereof, Tenant will work with Landlord’s space planner to develop a space plan for the Leased Premises that is reasonably acceptable to Landlord (the “Space Plan”). Tenant shall deliver the Space Plan to Landlord within ten (10) days after the date of this Lease. Within twenty (20) days after Landlord’s receipt of the Space Plan, Landlord shall prepare and submit to Tenant (i) a set of construction drawings (the “CD’s”) covering all work to be performed by Landlord in constructing the Tenant Improvements in accordance with the Space Plan, and (ii) a statement of the cost to construct and install the Tenant Improvements (the “Cost Statement”). Tenant acknowledges and agrees that (A) the Cost Statement shall include design fees and a fee payable to the project’s construction manager or general contractor, not to exceed eight percent (8%) of the cost of the work, and (B) such construction manager or general contractor may be comprised of a subsidiary, affiliate or employees of Landlord. Tenant shall have ten (10) days after receipt of the CD’s and the Cost Statement in which to review both the CD’s and the Cost Statement and to give Landlord written notice of Tenant’s approval of the CD’s or its requested changes thereto. Tenant shall have no right to request any changes to the CD’s that would materially alter the exterior appearance or basic nature of the Building or the Building systems. If Tenant fails to approve or request changes to the CD’s within ten (10) days after its receipt thereof, then Tenant shall be deemed to have approved the CD’s and the Cost Statement and the same shall thereupon be final. If Tenant requests any changes to the CD’s, Landlord shall make those changes which are reasonably requested by Tenant and shall within ten (10) days of its receipt of such request submit the revised portion of the CD’s (and, to the extent applicable, the revised Cost Statement) to Tenant. Tenant may not thereafter disapprove the revised portions of the CD’s unless Landlord has unreasonably failed to incorporate reasonable comments of Tenant and, subject to the foregoing, the CD’s and the Cost Statement, as modified by said revisions, shall be deemed to be final upon the submission of said revisions to Tenant. Tenant shall at all times in its review of the CD’s and the Cost Statement, and of any revisions thereto, act reasonably and in good faith. Without limiting the foregoing, Tenant agrees to confirm Tenant’s consent to the CD’s and acknowledge the Cost Statement in writing within three (3) days following Landlord’s written request therefore.

(b) Tenant shall be responsible for the cost to construct and install the Tenant Improvements only to the extent that the Cost Statement, taking into account any increases or decreases resulting from any Change Orders (as hereinafter defined), exceeds One Hundred Sixty-five Thousand and No/100 Dollars ($165,000.00) (the “Allowance”). If, following Tenant’s approval (or deemed approval) of the CD’s, the Cost Statement shows that the cost to construct and install the Tenant Improvements will exceed the Allowance, Tenant shall deliver to Landlord, within ten (10) days following Landlord’s written request, an amount equal to one-half (1/2) of such excess. Following Substantial Completion of the Tenant Improvements, Tenant shall pay to Landlord the remaining difference between the Cost Statement (taking into account any increases or decreases resulting from any Change Orders) and the Allowance within ten

B-1

(10) business days of Landlord’s request therefore. Tenant’s failure to deliver the payments required in this paragraph shall entitle Landlord to stop the construction and installation of the Tenant Improvements until such payment is received, and any resulting delay shall constitute a Tenant Delay (as hereinafter defined) hereunder. In addition, all delinquent payments shall accrue interest at 15% per annum. If the Allowance exceeds the Cost Statement (taking into account any increases or decreases resulting from any Change Orders), such savings shall be the property of Landlord.

3. Schedule. Landlord shall provide Tenant with a proposed schedule for the construction and installation of the Tenant Improvements and shall notify Tenant of any material changes to said schedule.

4. Change Orders. Tenant shall have the right to request changes to the CD’s at any time following the date hereof by way of written change order (each, a “Change Order”, and collectively, “Change Orders”). Provided such Change Order is reasonably acceptable to Landlord, Landlord shall prepare and submit promptly to Tenant a memorandum setting forth the impact on cost and schedule resulting from said Change Order (the “Change Order Memorandum of Agreement”). Tenant shall, within three (3) days following Tenant’s receipt of the Change Order Memorandum of Agreement, either (a) execute and return the Change Order Memorandum of Agreement to Landlord, or (b) retract its request for the Change Order. At Landlord’s option, Tenant shall pay to Landlord (or Landlord’s designee), within ten (10) days following Landlord’s request, any increase in the cost to construct the Tenant Improvements resulting from the Change Order, as set forth in the Change Order Memorandum of Agreement. Landlord shall not be obligated to commence any work set forth in a Change Order until such time as Tenant has delivered to Landlord the Change Order Memorandum of Agreement executed by Tenant and, if applicable, Tenant has paid Landlord in full for said Change Order.

5. Letter of Understanding. Promptly following substantial completion of the Tenant Improvements, Tenant shall execute Landlord’s Letter of Understanding in substantially the form attached hereto as Exhibit C and made a part hereof, acknowledging (a) the Commencement Date of this Lease, and (b) except for any punchlist items, that Tenant has accepted the Leased Premises. If Tenant takes possession of and occupies the Leased Premises, Tenant shall be deemed to have accepted the Leased Premises and that the condition of the Leased Premises and the Building was at the time satisfactory and in conformity with the provisions of this Lease in all respects, subject to any punchlist items.

B-2

EXHIBIT C

LETTER OF UNDERSTANDING

Attention: , Property Manager
7225 Woodland Drive Indianapolis, IN 46278

RE:	Lease Agreement between
(“Landlord”) and (“Tenant”) for the
Leased Premises located at , ,
(the “Leased Premises”), dated (the “Lease”).

Dear                                         :

The undersigned, on behalf of Tenant, certifies to Landlord as follows:

1.	The Commencement Date under the Lease is .

2.	The rent commencement date is .

3.	The expiration date of the Lease is .

4.	The Lease (including amendments or guaranty, if any) is the entire agreement between Landlord and Tenant as to the leasing of the Leased Premises and is in full force and effect.

5.	The Landlord has completed the improvements designated as Landlord’s obligation under the Lease (excluding punchlist items as agreed upon by Landlord and Tenant), if any, and Tenant has accepted the Leased Premises as of the Commencement Date.

6.	To the best of the undersigned’s knowledge, there are no uncured events of default by either Tenant or Landlord under the Lease.

IN WITNESS WHEREOF, the undersigned has caused this Letter of Understanding to be executed this      day of              , 2008.

EXHIBIT - NOT FOR SIGNATURE

C-1

EXHIBIT D

[INTENTIONALLY OMITTED]

D-1

EXHIBIT E

RULES AND REGULATIONS

1. The sidewalks, entrances, driveways and roadways serving and adjacent to the Leased Premises shall not be obstructed or used for any purpose other than ingress and egress.

2. No awnings or other projections shall be attached to the outside walls of the Building.

3. No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed on, about or from any part of the Leased Premises, the Building or in the Common Areas including the parking area without the prior written consent of Landlord. In the event of the violation of the foregoing, Landlord may remove or stop same without any liability, and may charge the expense incurred in such removal or stopping to tenant.

4. The sinks and toilets and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by Tenant.

5. No boring, cutting or stringing of wires or laying of any floor coverings shall be permitted, except with the prior written consent of the Landlord and as the Landlord may direct. Landlord shall direct electricians as to where and how telephone or data cabling are to be introduced. The location of telephones, call boxes and other office equipment affixed to the Leased Premises shall be subject to the approval of Landlord.

6. No bicycles, vehicles, birds or animals of any kind (except seeing eye dogs) shall be brought into or kept in or about the Leased Premises, and no cooking shall be done or permitted on the Leased Premises, except microwave cooking, and the preparation of coffee, tea, hot chocolate and similar items for employees. No tenant shall cause or permit any unusual or objectionable odors to be produced in or permeate from the Leased Premises.

7. No tenant shall occupy or permit any portion of the Leased Premises to be occupied as an office for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber or manicure shop, or a dance, exercise or music studio, or any type of school or daycare or copy, photographic or print shop or an employment bureau without the express written consent of Landlord. The Leased Premises shall not be used for lodging or sleeping or for any immoral or illegal purpose.

8. Tenant shall not make, or permit to be made any unseemly, excessive or disturbing noises or disturb or interfere with occupants of neighboring buildings or premises or those having business with them, whether by the use of any musical instrument, radio, phonograph, unusual noise, or in any other way. Tenant shall not throw anything out of doors, windows or down the passageways.

9. Neither Tenant nor any of its servants, employees, agents, visitors or licensees, shall at any time bring or keep upon the Leased Premises any flammable, combustible or explosive fluid, chemical or substance except in compliance with Section 15.02 of the Lease. Neither Tenant nor any of its servants, employees, agents, visitors or licensees, shall at any time bring or keep upon the Leased Premises any firearm.

10. No additional locks or bolts of any kind shall be placed upon any of the doors or windows, nor shall any changes be made to existing locks or the mechanism thereof. Tenant must upon the termination of his tenancy, restore to the Landlord all keys of doors, offices, and toilet rooms, either furnished to, or otherwise

E-1

procured by Tenant and in the event of the loss of keys so furnished, Tenant shall pay to the Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such changes.

11. No tenant shall overload the floors of the Leased Premises. All damage to the floor, structure or foundation of the Building due to improper positioning or storage items or materials shall be repaired by Landlord at the sole cost and expense of tenant, who shall reimburse Landlord immediately therefore upon demand.

12. Tenant shall be responsible for all persons entering the Building at Tenant’s invitation, express or implied. Landlord shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person.

13. Canvassing, soliciting and peddling in the Building are prohibited, and Tenant shall report and otherwise cooperate to prevent the same.

14. There shall not be used in any space, either by Tenant or others, any hand trucks except those equipped with rubber tires and rubber side guards.

15. [Intentionally Omitted].

16. The Building is a smoke-free Building. Smoking is strictly prohibited within the Building. Smoking shall only be allowed in areas designated as a smoking area by Landlord. Tenant and its employees, representatives, contractors or invitees shall not smoke within the Building or throw cigar or cigarette butts or other substances or litter of any kind in or about the Building, except in receptacles for that purpose. Landlord may, at its sole discretion, impose a charge against monthly rent of $50.00 per violation by Tenant or any of its employees, representatives, contractors or invitees, of this smoking policy.

17. Tenant, its employees, customers, invitees and guests shall, when using the parking facilities in and around the Building, observe and obey all signs regarding fire lanes and no-parking and driving speed zones and designated handicapped and visitor spaces, and when parking always park between the designated lines. All vehicles shall be parked at the sole risk of the owner, and Landlord assumes no responsibility for any damage to or loss of vehicles.

18. No outside storage is permitted including without limitation the storage of trucks and other vehicles.

19. Tenant shall not be allowed to conduct an auction from the Leased Premises without the prior written consent of Landlord.

It is Landlord’s desire to maintain in the Building and Common Areas the highest standard of dignity and good taste consistent with comfort and convenience for Tenant. Any action or condition not meeting this high standard should be reported directly to Landlord, The Landlord reserves the right to make such other and further rules and regulations as in its judgment may from time to time be necessary for the safety, care and cleanliness of the Building and Common Areas, and for the preservation of good order therein.

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